Exhibit 99.1

Gryphon Gold Begins Heap Leaching at Borealis Mine

September 26, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to provide an update of the onsite construction work for the Borealis Oxide Heap Leach Operation as of September 23, 2011. The project remains below budget. The Borealis Oxide Heap Leach Project began cyanide leaching of the first production heap leach pad on September 23, 2011.

John Key, Chief Executive Officer of Gryphon, commented “The commencement of cyanide solution onto the first heap keeps us in line with our aggressive production schedule. The heap construction is designed for quick saturation and return of pregnant solution to the processing plant. Taking Borealis from ground breaking to fluid flow to the heaps in 110 days is a significant accomplishment that is expected to yield shipment of loaded carbon.”

With the completion of the first heap pad, the second panel of heap construction began on September 20, 2011.

The project is on target for delivery of loaded carbon (loaded carbon will be shipped to a refinery for custom processing into doré) in September and cash flow in October.

A construction update with pictures will be posted on www.gryphongold.com.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; the schedule for site construction work, heap leach pad construction, pad loading, fluid flows, shipping, delivery, sales and revenue from gold sales at the Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; assumptions related to gold grade and recoverability, and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.